                                                                        Exhibit (g)(3)

CUSTODIAN AGREEMENT

Dated as of March 18, 2003

Between

UMB BANK, n.a.

and

IVY FUND

APPENDIX B

to

CUSTODIAN AGREEMENT

between

IVY FUNDS

and

UMB BANK, N.A.

Custodian Agreement
Fund	Originally Effective:

Ivy Balanced Fund	September 3, 2003
Ivy Bond Fund	September 3, 2003
Ivy Cash Reserves Fund	March 18, 2003
Ivy Cundill Global Value Fund	March 18, 2003
Ivy Dividend Income Fund	April 9, 2003
Ivy European Opportunities Fund	March 18, 2003
Ivy Global Natural Resources Fund	March 18, 2003
Ivy International Fund	March 18, 2003
Ivy International Balanced Fund	September 3, 2003
Ivy International Value Fund	March 18, 2003
Ivy Mortgage Securities Fund	September 3, 2003
Ivy Real Estate Securities Fund	September 3, 2003
Ivy Pacific Opportunities Fund	March 18, 2003
Ivy Small Cap Value Fund	September 3, 2003
Ivy Value Fund	September 3, 2003